UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 2, 2008

VNUS Medical Technologies, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-50988	94-3216535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5799 Fontanoso Way
San Jose, California 95138
(Address of Principal Executive Offices)
(408) 360-7200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Effective as of June 2, 2008, VNUS Medical Technologies, Inc. (the “Company” or “VNUS”) entered into a Settlement Agreement (the “Agreement”) with AngioDynamics, Inc. (“AngioDynamics”) and Vascular Solutions, Inc. (“Vascular Solutions”) that settles and resolves the patent infringement lawsuit between the parties filed in 2005. Pursuant to the Agreement, the Company granted to AngioDynamics and Vascular Solutions a non-exclusive, non-sublicensable patent license that covers certain products such as disposable endovenous laser fiber kits, laser fibers, and lasers used in the field of endovenous laser ablation. Also pursuant to the Agreement, AngioDynamics and Vascular Solutions stipulated that the VNUS patents-in-suit are valid, enforceable and were infringed by AngioDynamics and Vascular Solutions. The license requires per unit royalty payments for endovenous laser products sold or shipped in the United States until September 11, 2017. In conjunction with the patent license, AngioDynamics and Vascular Solutions have agreed to an upfront payment of $6.8 and $3.1 million, respectively, for past infringement of the VNUS patents through May 31, 2008 for AngioDynamics and March 31, 2008 for Vascular Solutions.
The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the period ending June 30, 2008.
Item 7.01. Regulation FD Disclosure.
On June 3, 2008, the Company issued two press releases regarding the Agreement. Copies of the press releases are furnished as Exhibit 99.1 to this report and are incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Releases dated June 3, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 3, 2008	VNUS MEDICAL TECHNOLOGIES, INC.

	By:	/s/ Peter Osborne
	Name:	Peter Osborne
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Releases dated June 3, 2008.